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ANNUAL STATEMENT AS TO COMPLIANCE

DBWF 2015-LCM Mortgage Trust

The undersigned, duly authorized officers of Deutsche Bank Trust Company Americas, as the Certificate Administrator (a “Certifying Servicer”) under the Trust and Servicing Agreement, dated as of June 25, 2015 (the “Agreement”), by and among, Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland loan Services, A Division of PNC Bank National Association, as Special Servicer, Wilmington Trust, National Association, as Trustee, and Deutsche Bank Trust Company Americas, as Certificate Administrator, Paying Agent, and Custodian, here by certifies in accordance with Section 11.07 of the Agreement:

A)      A review of such Certifying Servicer's activities from January 1, 2018 to December 31, 2018 (the “reporting period”) and of such Certifying Servicer’s performance under the Agreement has been made under such officer’s supervision and

B)      That, as to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects throughout the reporting period.

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Certificate Administrator

/s/ Ronaldo Reyes

BY: Ronaldo Reyes

Title: Vice President

Date: March 1, 2019

/s/ Karlene Collins

BY: Karlene Collins

Title: Assistant Vice President

Date: March 1, 2019